EXHIBIT 99.1

Notice of Redemption

Spectrum Brands, Inc.
6.625% Senior Notes due 2022
*CUSIP Number 84762L AQ8

NOTICE IS HEREBY GIVEN THAT, pursuant to Article 3 of the Indenture, dated as of November 16, 2012 (as amended and supplemented through the date hereof, the “Indenture”), between Spectrum Brands, Inc., as issuer (the “Issuer”), the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), and Section 3 of the Notes (as defined below), the Issuer has elected to redeem $285,000,000 out of the $570,000,000 aggregate principal amount of its 6.625 % Senior Notes due 2022 (CUSIP No. 84762L AQ8) (the “Notes”) on March 21, 2019 (the “Redemption Date”), at a price of 102.2083% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon to the Redemption Date, which interest shall be approximately $23.19 per $1,000 principal amount thereof (the “Redemption Price”).

U.S. Bank National Association is acting as paying agent (the “Paying Agent”).  Payment of the Redemption Price will become due and payable on the Redemption Date only upon presentation and surrender of the Notes to the Paying Agent as follows:

Delivery to: U.S. Bank National Association
By Registered or Certified Mail: U.S. Bank National Association Global Corporate Trust Services 111 Fillmore Avenue East St Paul, MN 55107-1402	By Regular Mail or Courier: U.S. Bank National Association Global Corporate Trust Services 111 Fillmore Avenue East St Paul, MN 55107-1402 For Information or Confirmation by Telephone: (800) 934-6802	In Person by Hand Only: U.S. Bank National Association Global Corporate Trust Services 111 Fillmore Avenue East St Paul, MN 55107-1402

Unless the Issuer defaults in making the redemption payment, interest on the Notes called for redemption shall cease to accrue on and after the Redemption Date and the only remaining right of the holders of the Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent.

IMPORTANT NOTICE

Under the Internal Revenue Code of 1986, as amended, 24% or more of any payment to a Holder of the Notes will be withheld if a tax identification number and additional information is not properly certified on an Internal Revenue Service (“IRS”) Form W-9 or a properly executed applicable IRS Form W-8, if applicable, is not provided.

IMPORTANT INFORMATION REGARDING TAX CERTIFICATION AND POTENTIAL WITHHOLDING

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. IRS to U.S. Bank National Association Corporate Trust Services to ensure payments are reported accurately to you and to the IRS.  In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by U.S. Bank National Association Corporate Trust Services before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.

*Neither the Issuer nor the Trustee shall be held responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness or accuracy indicated in this Notice of Redemption.  It is included solely for convenience of the noteholders.

By:  Spectrum Brands, Inc.

Date:  February 19, 2019